Exhibit 99.1

Collins J. Seitz, Jr.

TEL	(302) 888-6278
FAX	(302) 255-4278
EMAIL	cseitz@cblh.com
REPLY TO	Wilmington Office

June 5, 2008

BY FACSIMILE (202) 383-5414

Andrew Varner, Esquire

O’Melveny & Myers, LLP

1625 Eye Street, NW

Washington, DC 20006

Re:	Agreement and Plan of Merger, dated March 28, 2008,
by and among Merisel, Inc., TU Holdings, Inc.
and TU Merger, Inc. (the “Merger Agreement”)

Dear Andrew:

This firm has been retained to represent Merisel, Inc. along with Weil, Gotshal & Manges LLP, in connection with the above-referenced matter. I write in response to Greg Patti’s May 30, 2008 letter (the “May 30 Letter”) to Michael Aiello in which ACAS contends that (i) “Merisel has experienced a Company Material Adverse Effect to its business, which is continuing, such that Merisel will not be able to satisfy the merger agreement’s closing conditions” and (ii) “[t]his Company Material Adverse Effect also suggests that the representations and warranties in the merger agreement were untrue when made.”

To be clear at the outset, Merisel vigorously disputes ACAS’s contention that Merisel has experienced or is experiencing a Company Material Adverse Effect (as defined in the Merger Agreement) or that any of its representations and warranties in the Merger Agreement were untrue when made. Rather, in Merisel’s view, ACAS’s claim that Merisel has suffered a Material Adverse Effect is nothing more than a transparent, and improper, effort to renegotiate the terms of a transaction that was heavily negotiated and agreed upon only two months ago. “Buyer’s remorse,” however, does not constitute a Material Adverse Effect under the Merger Agreement.

Also baseless is ACAS’s latest attempt to retrade the parties’ deal based upon Merisel’s first quarter 2008 financial results. As we are sure you appreciate, the threshold for materiality in Delaware in the context of a claimed material adverse effect is high, and a short-term decline in financial performance does not qualify. In addition, the parties’ Merger Agreement expressly excepts from the definition of Company Material Adverse Effect, among other things, “any change in general economic, business, financial, credit or market conditions” and “any occurrence generally affecting the graphics and visual communications services industries or other industries in which the Company or any of its Subsidiaries operate in the United States.” Simply put, a material adverse effect clause such as the one that ACAS agreed to in the Merger Agreement is not intended to provide the buyer with the ability to walk away from a deal absent a substantial, company-specific and durationally-significant adverse effect on the seller’s business, which, under any analysis, is not the case here.

Merisel has complied, and will continue to comply, with all of its obligations under the Merger Agreement. We fully expect ACAS to do the same and to consummate the transactions contemplated thereby. Please be advised that should ACAS fail to do so, Merisel will pursue all of its rights and remedies under the Merger Agreement.

Very truly yours,

/s/ Collins J. Seitz, Jr.
Collins J. Seitz, Jr.

CJS,Jr./saj

cc:	TU Holdings, Inc.
Merisel, Inc.
Michael J. Aiello, Esquire
(615345)